Exhibit 4.4(a)

Certificate of Scrivener’s Error

This is a Certificate of Scrivener’s Error executed as of this 18th day of February, 2021.

WHEREAS, on February 10, 2021, Kona Gold Beverage, Inc. (“Kona”), issued and sold its Secured Convertible Debenture to YAII PN, Ltd. (“YAII”), Debenture No. KGKG-3 1-2, in the original principal amount of $900,000.00 (the “February Debenture”);

WHEREAS, the document evidencing the February Debenture, by error, reflected an Original Purchase Amount of $1,000,000.00;

WHEREAS, Kona and YAII, as the parties to the February Debenture, each acknowledges that the Original Principal Amount on the February Debenture was $900,000.00;

WHEREAS, the Closing Statement for the February Debenture reflects the accurate Original Purchase Amount of $900,000.00;

NOW, THEREFORE, Kona and YAII, as the parties to the February Debenture, wishing to correct the Scrivener’s Error, acknowledge the following:

1.                   Attached as Exhibit A hereto is a true and correct copy of the Closing Statement.

2.                   Attached as Exhibit B hereto is a true and correct copy of the February Debenture with the Scrivener’s Error corrected, reflecting the Original Principal Amount thereof to be $900,000.00.

3.                   Attached as Exhibit C hereto is a true and correct copy of the Wire Transfer information in respect of the February Debenture.

Executed this 19th day of February, 2021.

KONA GOLD BEVERAGE, INC.

By:
Robert Clark, Chief Executive Officer

YA II PN, LTD.

By:	YORKVILLE ADVISORS GLOBAL, LP
	Its:	Investment Manager

	By:	YORKVILLE ADVISORS GLOBAL II, LLC
		Its:	General Partner

By:
Name:
Title: